Exhibit 99.1

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

In December 2011, and upon resolution of certain third party preferential rights during the first quarter of 2012, Plains Exploration & Production Company (“PXP” or the “Company”) and certain of its subsidiaries completed the divestment of its Texas Panhandle properties to an affiliate of Linn Energy, LLC. After the exercise of third party preferential rights and preliminary closing adjustments, PXP received approximately $598 million in cash in exchange for its working interests in oil and gas properties located in the Texas Panhandle. At March 31, 2012, PXP continues to have interests in approximately 40,000 gross leasehold acres in the Texas Panhandle and expects to receive additional proceeds from future closings, as may be further modified for additional post-closing adjustments. The cash proceeds received, net of approximately $10 million in transaction costs, were primarily used to repay the outstanding borrowings under the company’s senior revolving credit facility. PXP’s aggregate working interest in the Texas Panhandle properties generated total sales volumes of approximately 75 million cubic feet equivalent (“MMcfe”) per day during 2011 and had 263 billion cubic feet equivalent (“Bcfe”) of estimated proved reserves as of December 31, 2010. This transaction, which is referred to herein as the Panhandle Transaction, was completed pursuant to a Purchase and Sale Agreement dated as of November 3, 2011, and effective as of November 1, 2011.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2011 is adjusted to reflect the Panhandle Transaction as if it occurred on January 1, 2011. The Panhandle Transaction is reflected in PXP’s historical balance sheet at December 31, 2011. The unaudited pro forma condensed consolidated statement of income does not purport to represent what the Company’s results of operations would have been if the transactions had occurred on January 1, 2011. PXP believes the assumptions used herein provide a reasonable basis for presenting the significant effects directly attributable to the transaction described above.

The unaudited pro forma condensed consolidated statement of income should be read in conjunction with PXP’s Annual Report on Form 10-K for the year ended December 31, 2011.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

	Historical	Pro Forma Adjustments (Note 1)		Pro Forma
Revenues
Oil and gas sales	$1,956,876	$(176,103	)(A)	$1,780,773
Other operating revenues	7,612	—		7,612

	1,964,488	(176,103)		1,788,385

Costs and Expenses
Production costs	558,975	(46,386	)(A)	512,589
General and administrative	134,044	—		134,044
Depreciation, depletion, amortization and accretion	681,655	(87,139	)(B)	594,516
Other operating income	(735)	—		(735)

	1,373,939	(133,525)		1,240,414

Income From Operations	590,549	(42,578)		547,971

Other (Expense) Income
		5,893	(C)
Interest expense	(161,316)	5,829	(C)	(149,594)
Debt extinguishment costs	(120,954)	—		(120,954)
Gain on mark-to-market derivative contracts	81,981	—		81,981
Loss on investment measured at fair value	(52,675)	—		(52,675)
Other income	3,356	—		3,356

Income From Continuing Operations Before Income Taxes	340,941	(30,856)		310,085
Income tax expense	(134,262)	11,565	(D)	(122,697)

Net Income From Continuing Operations	206,679	(19,291)		187,388
Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(1,400)	—		(1,400)

Net Income From Continuing Operations Attributable to Common Stockholders	$205,279	$(19,291)		$185,988

Earnings From Continuing Operations
Per Common Share
Basic	$1.45			$1.32

Diluted	$1.44			$1.30

Weighted Average Common Shares Outstanding
Basic	141,227			141,227

Diluted	142,999			142,999

The accompanying notes are an integral part of these financial statements.

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Note 1—Basis of Presentation

In December 2011, and upon resolution of certain third party preferential rights during the first quarter of 2012, Plains Exploration & Production Company (“PXP” or the “Company”) and certain of its subsidiaries completed the divestment of its Texas Panhandle properties to an affiliate of Linn Energy, LLC. After the exercise of third party preferential rights and preliminary closing adjustments, PXP received approximately $598 million in cash in exchange for its working interests in oil and gas properties located in the Texas Panhandle. At March 31, 2012, PXP continues to have interests in approximately 40,000 gross leasehold acres in the Texas Panhandle and expects to receive additional proceeds from future closings, as may be further modified for additional post-closing adjustments. The cash proceeds received, net of approximately $10 million in transaction costs, were primarily used to repay the outstanding borrowings under the company’s senior revolving credit facility. PXP’s aggregate working interest in the Texas Panhandle properties generated total sales volumes of approximately 75 million cubic feet equivalent (“MMcfe”) per day during 2011 and had 263 billion cubic feet equivalent (“Bcfe”) of estimated proved reserves as of December 31, 2010. This transaction, which is referred to herein as the Panhandle Transaction, was completed pursuant to a Purchase and Sale Agreement dated as of November 3, 2011, and effective as of November 1, 2011.

The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2011 is adjusted to reflect the Panhandle Transaction as if it occurred on January 1, 2011. The Panhandle Transaction is reflected in PXP’s historical balance sheet at December 31, 2011. The unaudited pro forma condensed consolidated statement of income does not purport to represent what the Company’s results of operations would have been if the transactions had occurred on January 1, 2011. PXP believes the assumptions used herein provide a reasonable basis for presenting the significant effects directly attributable to the transaction described above.

The unaudited pro forma condensed consolidated statement of income should be read in conjunction with PXP’s Annual Report on Form 10-K for the year ended December 31, 2011.

Pro Forma Adjustments

The unaudited pro forma condensed consolidated statement of income includes the following adjustments:

A.	Reflects the reversal of revenues and expenses attributable to the divested interests in the Company’s oil and gas properties.

B.	Adjusts depreciation, depletion and amortization (“DD&A”) for (1) the reduction in DD&A reflecting the production volumes attributable to the properties sold and (2) the revision to PXP’s DD&A rate reflecting the reserve volumes sold and the reduction in capitalized costs resulting from the transaction. The proceeds from the Panhandle Transaction were reflected as a reduction to the Company’s capitalized costs. The pro forma DD&A rate averaged $17.48 per BOE for the year ended December 31, 2011. The reduction in accretion expense reflects the reduction in the Company’s asset retirement obligation attributable to the respective properties sold.

C.	Reflects the adjustment to interest expense, including capitalized interest, associated with the properties sold and to reflect the use of proceeds from the transactions to retire debt under the Company’s senior revolving credit facility.

D.	Reflects the adjustment to income tax expense resulting from the transaction. Variances in the Company’s effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes.

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